MOORE & ASSOCIATES, CHARTERED
      ACCOUNTANTS AND ADVISORS
        PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form 10/A, Amendment No. 1 of International Silver, Inc., of our report dated December 18, 2008 on our audit of the restated financial statements of International Silver, Inc. as of December 31, 2007, 2006 and 2005, and the related restated statements of operations, stockholders’ equity and cash flows for the years then ended December 31, 2007, 2006 and 2005 and since inception of Exploration Stage June 16, 2006 through December 31, 2007, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered
Moore & Associates Chartered
Las Vegas, Nevada
January 9, 2008